Exhibit 99.2


                 U. S. STEEL SENIOR VICE PRESIDENT & CONTROLLER
                           LARRY G. SCHULTZ TO RETIRE

     PITTSBURGH, Feb. 9, 2009 - United States Steel Corporation (NYSE: X) Chairman and Chief Executive Officer John P. Surma announced today that Senior Vice President & Controller Larry G. Schultz has elected to retire from the company effective April 1, 2009. A successor for Schultz's areas of responsibility will be named at a later date.
     "Larry Schultz has exhibited extraordinary commitment to our company and the accounting profession during his distinguished 35-year career," said Surma. "As corporate controller and chief compliance officer for our company, Larry maintained a tradition of strong financial reporting and internal accounting controls while performing one of the most challenging jobs at U. S. Steel. He is respected by all who know him for his intellect, his commitment to ethical behavior and his selfless dedication in service to our company."
     Schultz, 59, began his U. S. Steel career in 1973 as an industrial engineer at Pittsburgh headquarters and held a series of accounting and planning posts there and at the company's nearby Mon Valley Works before being named director-corporate financial analysis in 1986. He was appointed comptroller of USX Engineers and Consultants, Inc. in 1987.
     Schultz moved to Washington, D.C., in 1988 to serve on the President's Commission on Executive Exchange and returned to U. S. Steel in 1989 as director-analysis and general accounting. He was named comptroller of
U. S. Steel in 1992 and vice president-accounting for USX Corporation in 2000. In January 2002, Schultz was named vice president-investor relations &
financial analysis, and in May 2002, he was elected vice president & controller. He was appointed to his current post in June 2008 and is responsible for accounting and compliance activities throughout the company.
     Schultz is a member of the Institute of Management Accountants. He also serves as chairman of the board of directors of Junior Achievement of Western PA and is on the board of the Pennsylvania Economy League of Southwestern Pennsylvania.
     A native of Barto, Pa., Schultz received a bachelor's degree in mathematics from Ursinus College in Collegeville, Pa., in 1971; a master's degree in operations research and statistics from Rensselaer Polytechnic Institute in Troy, N.Y., in 1973; and a master's degree in business administration from the University of Pittsburgh in 1979.

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